Exhibit 10.2

                                    ADDENDUM
                         TO STANDARD OFFICE LEASE-GROSS
                             DATED: August 20, 2002
            BY AND BETWEEN: BERSHIN PROPERTIES I, LLC ("Lessor") and
                         SWAB FINANCIAL, LLC ("Lessee")

51.   BASE RENT:

      The monthly Base Rent shall be as follows:

                  Period        Monthly Amount
                  ------        --------------
                  Months 1-12   $7,682.00 plus annual increases based upon the
                                increase in the Los Angeles Consumer Price Index with a minimum increase of three (3%) and a maximum increase of six (6%).

52.   TENANT IMPROVEMENTS

      Lessee shall take said suite in an "as is" condition.

53.   OPERATING EXPENSES

      Pursuant to Paragraph 4.2 "Operating Expenses" of the Lease, Lessor shall not raise the building's operating expenses more than eight percent (8%) per year. Said "cap" shall only be applicable to those expenses which are controlled by Lessor such as: management, accounting, legal and capital improvements.

54.   SECURITY DEPOSIT:

      Upon Lease execution by Lessee, a security deposit shall be paid to Lessor in the amount of $3,960.00. Provided Lessee is not nor has been in default of any of the Lease terms and conditions, Lessor shall pay out the amount of the deposit at the time of the termination of the Lease pursuant to Paragraph 5 of this Lease and Paragraph 56 of this Addendum to Standard Lease.

55.   DEFINING PARAMETER OF BALCONY:

      Suite 203 includes the balcony area immediately adjacent to and outside the kitchen and extends to the area currently housing three ficus trees that divides this balcony from suite 209, currently occupied by Executive Personal Fitness, Inc.

56.   LIMITATION OF USAGE OF LOBBY:

      In consideration of the unique character of the lobby and the cost thereof to repair any damage thereto, Lessee shall not place any furniture or parts thereof or any substance or material on the floor of the lobby without safeguarding the floor, e.g., the legs of all furniture must be placed on coasters and/or plastic covers.

      Without the express written permission of the Lessor, the Lessee shall not station or permit more than one employee, presumably a secretary receptionist to work in the subject lobby at any one time. It is strictly forbidden that a second desk or work station be housed in the subject lobby. It is further strictly forbidden to have any plants or vegetation requiring watering to be placed on the lobby's floor or on or about the desk of the lobby.

      The tops of the desk of the subject lobby shall at all times be covered by glass to be provided by Lessor.

      No changes to any aspect of the lobby and/or the Lobby desk shall be made without the express written permission of the Lessor.

      The Lessee specifically agree at such time as it terminates the Lease, to pay to Lessor the cost of returning the lobby floor and the lobby desk to its present condition. Lessor shall maintain the lobby's floor during Lessee's occupancy. Without the express written consent of Lessor, Lessee is strictly forbidden from applying any substance or material on the lobby's floor.

57.   OPTION TO RENEW:

      (a) Option Right: Lessor hereby grants to the Lessee named in the Basic Lease Provisions one (1) option to extend the Term of the Lease for a period of five (5) years (the "Option Term"), which option shall be exercisable only by written notice delivered by Lessee to Lessor not less than four (4) months prior to and not more than six (6) months prior to the expiration of the term, provided that, as of the date of delivery of such notice, Lessee is not in default under the Lease beyond any applicable notice and cure periods. Upon proper exercise of such option to extend, and provided that, as of the end of the initial Term of the Lease, Lessee is not in default under the Lease beyond any applicable notice and cure periods, the Term of the Lease shall be extended for the Option Term.

      (b) Option Rent: The Base Rent payable by Lessee during the Option Term (the "Option Term") shall be the "Fair Market Rental Rate" for the premises. The term "Fair Market Rental Rate" shall mean the annual amount per rentable square foot that a willing, non-equity, non-sublease tenant would pay and a wiling landlord would accept on a non-sublease, non-renewal basis, at arm's length, for unencumbered space comparable to the Premises in the Building and in comparable first-class office buildings in the Studio City, Valley Village Market or within three (3) miles of 4705 Laurel Canyon Boulevard.

      (c) In the event of dispute the amount of rent shall be subject to arbitration, Lessee to pay current amount of rent at the end of the 1st term until such time as an arbitrator makes an award. Said arbitration shall consummate no later than 90 days from Lease Extension.

58. AMENDMENT TO PARAGRAPHS 1.3 TERM OF STANDARD MULTI-TENANT OFFICE LEASE - GROSS, August 20, 2002

      The parties hereby agree to amend and modify Paragraph 1.3 Term to include the following:

      "Lesser hereby grants Lessee the to vacate the premises upon thirty (30) days notice, in writing, given y the first of the month. Lessee agrees to pay Lessor two months rent on the first of each succeeding month and relinquish any right to the security deposit set forth in Pargraph 7(b). The Lease shall terminate upon Lessee giving said notice and the only sums due thereunder will be the two months rent set forth in this paragraph and/or damages for waste.

LESSOR                                  LESSEE

BERSHIN PROPERTIES I, LLC               RECOM MANAGED SYSTEMS, INC.


/s/ Paul Jay Bershin                    /s/ Marvin H. Fink
-----------------------------------     ----------------------------------------
Paul Bershin                            President
Managing Member